Exhibit 99.1

uniQure Announces New Appointments to its Board of Directors

LEXINGTON, Mass. and AMSTERDAM, The Netherlands, June 13, 2018 (GLOBE NEWSWIRE) — uniQure N.V. (NASDAQ:QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the appointment of Robert Gut, M.D., Ph.D. and David Meek to its Board of Directors. Dr. Gut and Mr. Meek are both seasoned industry experts, each with more than 20 years of biopharma industry experience.

“It is with great pleasure that we welcome Robert and David to the uniQure Board.  Their considerable industry experience, including within the hemophilia space, and deep insights into successfully bringing new therapies to market will be instrumental as we advance and expand uniQure’s pipeline,” stated Matthew Kapusta, chief executive officer of uniQure.  “This is an exciting time for the company, and I very much look forward to working with both Robert and David to achieve our strategic objectives.”

Dr. Gut has nearly 20 years of experience in the biopharmaceutical industry leading clinical development and medical affairs activities in hematology and other therapeutic areas. For the majority of his career, Dr. Gut served as Vice President, Clinical Development & Medical Affairs at Novo Nordisk Inc., where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology and women’s health (NovoSeven®, Norditropin® and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over past years, Dr. Gut’s contributions have helped achieve six FDA product approvals and three new product indications. Dr. Gut has supported the launch of nine new products, overseeing medical activities including medical science liaison team building and health economics and outcomes research. He has also served as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management for the FDA’s Center for Drug Evaluation and Research. Dr. Gut was appointed the Chief Medical Officer of Versartis, Inc. in September 2017 and received his Doctor of Medicine degree from the Medical University of Lublin, and his Doctorate degree from Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford and Harvard Business School.

Mr. Meek has over 25 years of experience in the pharmaceutical industry where he has held various global executive positions in major pharmaceutical and biotechnology companies.  Mr. Meek was appointed CEO of Ipsen in July 2016 and also serves on its Board of Directors. Prior to this, he was Executive Vice-President and President of the oncology division of Baxalta.  Mr. Meek also served as Chief Commercial Officer for Endocyte, a biotech focused on oncology, and spent 8 years at Novartis as a global franchise head, CEO of Novartis Canada, and region head of oncology for northern, central and Eastern Europe.   Earlier in his career, Mr. Meek spent 14 years at Johnson & Johnson and Janssen Pharmaceutica, where he held a variety of senior U.S. sales and marketing positions. Mr. Meek holds a B.A. in Management from the University of Cincinnati.

About uniQure
uniQure is delivering on the promise of gene therapy - single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with liver/metabolic, central nervous system and cardiovascular diseases. www.uniQure.com

uniQure Contacts:

FOR INVESTORS:

Maria E. Cantor
Direct: 339-970-7536
Mobile:  617-680-9452
m.cantor@uniQure.com

Eva M. Mulder
Direct: +31 20 240 6103
Mobile: +31 6 52 33 15 79
e.mulder@uniQure.com

FOR MEDIA:

Tom Malone
Direct: 339-970-7558
Mobile: 339-223-8541
t.malone@uniQure.com